UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2010
UDR, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1745 Shea Center Drive, Suite 200 Highlands Ranch, Colorado	80129

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (720) 283-6120
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2010, the Compensation Committee of the Board of Directors of UDR, Inc., a Maryland corporation (the “Company”), established the 2010-2012 Long-Term Incentive Program (the “Program”) for the Company’s senior executive officers. Under the Program, the following senior executive officers were awarded a grant of restricted shares of our common stock as set forth in the table below, which will vest if the Company meets certain performance targets during the three-year performance period ending December 31, 2012. If the performance targets are not met during the three-year performance period, the performance period will be extended to December 31, 2013 and certain performance targets will be increased.

		Target Amount of	Number of Target
Executive Officer	Title	Award	Award Shares
Thomas W. Toomey	Chief Executive Officer and President	$6,000,000	380,952
David L. Messenger	Senior Vice President — Chief Financial Officer	$1,200,000	76,190
Warren L. Troupe	Senior Executive Vice President	$3,900,000	247,619
W. Mark Wallis	Senior Executive Vice President	$3,900,000	247,619
Jerry A. Davis	Senior Vice President — Property Operations	$1,200,000	76,190
The restricted shares listed above were awarded to the senior executive officers on February 26, 2010 at a price of $15.75 per share, based on the trailing 20-day volume weighted average price of our common stock on the date of the grant. The performance targets for the Program include a cash flow target, a dividend target and a balance sheet fixed charge ratio target. A description of the Program is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Description of the 2010-2012 Long-Term Incentive Program for Senior Executive Officers

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, INC.
Date: March 4, 2010	By:	/s/ David L. Messenger
		Name:	David L. Messenger
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Description of the 2010-2012 Long-Term Incentive Program for Senior Executive Officers

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